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                                                                      Exhibit 5

Marianne M. Keler
General Counsel

                                  May 19, 2003

SLM Funding LLC
11600 Sallie Mae Drive
Reston, Virginia 20193

         RE:      SLM Funding LLC
                  Registration Statement No. 333-104887

Ladies and Gentlemen:

         Reference is made to that certain Registration Statement No. 333-104887 (the "Registration Statement") being filed on Form S-3 by SLM Funding LLC, a Delaware limited liability company (the "Depositor"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the registration of an amount not to exceed $50,000,000,000 of Student Loan-Backed Notes (the "Notes"). The Notes will be issued from time to time pursuant to indentures to be entered into from time to time among the applicable Trust, the trustee under the applicable Trust Agreement, as the holder of legal title to the Trust Student Loans on behalf of the Trust (the "Eligible Lender Trustee"), and an indenture trustee (the "Indenture Trustee").

         In my examination, I or members of my staff have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Depositor, we have assumed that such parties had or will have the power and authority, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Depositor, the Student Loan Marketing Association and others. Capitalized terms used and not otherwise

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SLM Funding LLC
May 19, 2003
Page 2

defined herein have the respective meanings set forth in Appendix A to the form of Trust Agreement filed as an exhibit to the Registration Statement.

         Based upon and subject to the foregoing, and subject to the qualification that I am admitted to the practice of law in the District of Columbia only and do not purport to be qualified to render an opinion with respect to the laws of any jurisdiction other than the District of Columbia, I am of the opinion that, assuming that the Notes will be validly authorized and executed by the applicable Eligible Lender Trustee, on behalf of the applicable Trust, the Notes, when authenticated by the applicable Indenture Trustee, issued in accordance with the provisions of the applicable Underwriting Agreement, will constitute valid and binding obligations of the applicable Trust enforceable in accordance with their terms and entitled to the benefits of the applicable Indenture, except that enforceability thereof may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Marianne M. Keler

                                                     Marianne M. Keler
                                                     General Counsel